Exhibit 10.3

AGREEMENT

This Agreement ("Agreement") is between Santa Fe Gold, a Delaware corporation ("SFG") and [Daniel E. Gorski], an individual, presently of Rockport, Texas ("Gorski"). The effective date of this Agreement is 1 Nov, 2018 ("Effective Date").

RECITALS

A.SFG has extensive mining properties and interests in the region of southwestern New Mexico.

B.Gorski is a board certified professional geoscientist and has experience in exploring, developing and operating mines.

C.Gorski agrees to serve as advisor to SFG in the development of these properties or in any other capacity requested by SFG.

AGREEMENTS

For good and valuable consideration, the adequacy and receipt of which are acknowledged hereby, the Parties agree as follows:

1.Advisor is Independent Advisor.  At all times, Advisor will be and act as an independent Advisor. At all times, SFG will be and act as an entity wholly apart from Advisor. Accordingly, and without limitation, SFG will not: control the methods to be used by Advisor in effecting Advisor's obligations hereunder; be responsible for or withhold taxes.

2.Consent by Advisor as to Use Materials. Advisor hereby authorizes SFG, its directors, officers, employees, consultants, agents and representatives, to use, without modification, in written or oral form, all or any of the written materials, statements, or representations services that it may provide to SFG pursuant to this Agreement. Moreover, Advisor hereby authorizes SFG, its directors, officers, employees, consultants, agents and representatives, to use information about Advisor and any of its directors, members, partners, officers, employees, or agents in connection with any efforts made by SFG to finance the Project.

3.Consideration from SFG to Advisor.

a.An aggregate fee calculated in an amount equal to Five Thousand Dollars (US$5,000.00) per month, commencing on the Effective Date; said fee will accrue until such time as SFG has arranged sufficient financing to carry out its planned exploration and development activities.

b.SFG will grant to the Advisor, an amount of restricted shares of SFG stock equal to $5,000 per month to be issued on the first day of each quarter, the price of which being the average share price of SFG shares for said quarter.

c.SFG will pay costs and expenses incurred by Advisor in connection with or for the benefit of the Project. Any such expenses will be pre-approved by SFG.

4.Term and Termination.  The Agreement will remain in effect until terminated by either party or by mutual consent. Either party may terminate this contract by giving the other two weeks' notice.

Exhibit 10.3

5.Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the signatory Parties, and each of which, when combined with the signatures of the other Party, shall constitute one legally effective document.  Signature pages may be detached from any counterpart and attached to a single copy of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement, as of the Effective Date.

Advisor /s/ Daniel E. Gorski Daniel E. Gorski	SFG Santa Fe Gold, Inc. a Delaware corporation /s/ Frank Mueller By: Frank Mueller